AMENDMENT NO. 2

TO THE SUBADVISORY AGREEMENT

This Amendment No. 2 (the “Amendment”), made and entered into as of April 21, 2017, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and Wells Capital Management Incorporated, a California corporation (“Subadviser”), dated April 8, 2010 as amended July 18, 2014 (the “Agreement”).

WHEREAS, Investment Manager desires to retain Subadviser to provide investment advisory services to an additional mutual fund, Variable Portfolio—Partners Core Bond Fund, and Subadviser is willing to render such investment advisory services; and

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto, to add, effective May 1, 2017, Variable Portfolio—Partners Core Bond Fund as a “Fund” covered by the Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Inclusion of additional Fund. All references to the “Fund” in the Agreement shall be, and hereby are, changed to the “Fund(s),” and shall mean those “Fund(s)” identified on the amended Schedule A attached to this Amendment.

Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

2.	Confidentiality. Section 1(e) of the Agreement is hereby superseded and replaced in its entirety with the following:

This section 1(e) of the Agreement hereby supersedes and replaces in its entirety the terms the terms of the Mutual Confidentiality Agreement, dated March 15, 2017, entered into by Investment Manager and Subadviser.

Each of the parties hereto agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information (“Confidential Information”), but no less than reasonable care, to protect the Confidential Information of the other party. As used herein, Confidential Information, includes, but is not limited to confidential and proprietary information with regard to (i) the portfolio holdings and characteristics of the Fund (or portion of the Fund allocated to Subadviser) that Subadviser manages under the terms of this Agreement (“Fund Portfolio Information”), (ii) any copies of any agreements between the Investment Manager and its various counterparties and all the terms and provisions contained therein, which the Investment Manager (which term shall include the Investment Manager’s directors, officers, employees, agents, advisors, proposed financing sources, attorneys and accountants), and (iii) any information with respect to the investment management, information security, operational, or compliance systems or processes of the Subadviser. Each party hereby agrees to restrict access to the other party’s Confidential Information to its employees who will use it only for the purpose of providing services under this Agreement. The foregoing shall not prevent a party from disclosing Confidential Information (1) that is publicly known or becomes publicly known through no unauthorized act; (2) that is rightfully received from a third party without obligation of confidentiality; (3)(a) that, in the case of Investment Manager’s Confidential Information, is approved in writing by Investment Manager for disclosure, (3)(b) that, in the case of Subadviser’s Confidential Information, is approved in writing by Subadviser for disclosure; (4) that is disclosed in the course of a regulatory examination or that is required to be disclosed pursuant to a requirement of a governmental or regulatory agency or law, so long as the non-disclosing party provides (to the extent permitted under applicable law) the disclosing party (i.e., the party whose Confidential Information would be disclosed) with prompt written notice of such requirement prior to any such disclosure; however, Subadviser is not required to provide such notice if information is provided on an aggregate basis without specific attribution to the Fund; (5) to affiliates that have a reason to know such information; (6) to the custodian of the Fund; (7) to brokers and dealers that are counterparties for trades for the Fund; (8) to futures commission merchants executing or clearing transactions in connection with the Fund, if applicable; and (9) to third party service providers to Subadviser subject to confidentiality agreements or duties. Notwithstanding the foregoing, to the extent Fund Portfolio Information is similar to investments for other clients of Subadviser, Subadviser may disclose such investments without direct reference to the Fund. Investment Manager agrees that Subadviser may identify Investment Manager or the Fund by name in Subadviser’s current client list. Such list may be used with third parties.

3.	Portfolio Management. Section 1(a) of the Agreement shall be, and hereby is, amended by adding the following as paragraph (vi):

“(vi)

Management of Funds with Multiple Subadvisers. Subadviser’s responsibilities for providing services to a Fund shall be limited to the portion of the Fund’s assets allocated to Subadviser (“Subadviser Account”). Subadviser shall not, without the prior approval of Investment Manager, effect any transactions that would cause the Subadviser Account, treated as a separate fund, to be out of compliance with the Fund’s investment objectives, policies and restrictions. Subadviser shall not consult with any other subadviser of a Fund concerning transactions for the Fund in securities or other assets.”

4.	Duration. The first sentence of Section 9 shall be, and hereby is, deleted and replaced with the following sentence:

“Unless sooner terminated as provided herein, this Agreement, with respect to each Fund identified on Schedule A (as amended from time to time), shall continue from the date of its execution only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated with respect to a Fund, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

5.	The following shall be, and is hereby added as Section 21 to the Agreement:

No Third-Party Beneficiaries. The Fund is intended to be a third party beneficiary of this Agreement. For the avoidance of doubt, and without in any way implying that there are any other third-party beneficiaries to the Agreement or any other agreement with respect to the Trust or any of its series, no person other than the Investment Manager and the Subadviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement (with the exception of the Fund), and there are no other third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any other person (including without limitation any shareholder of any Fund) any direct, indirect, derivative, or other rights against the Investment Manager or Subadviser, or (ii) create or give rise to any duty or obligation on the part of the Investment Manager or Subadviser (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.]

6.	Notices. Section 12 to the Agreement shall be, and hereby is, amended by deleting the addresses for Subadviser and Investment Manager and replacing them with the following:

Subadviser:

Wells Capital Management

Attn: Client Administration MAC: N9882-021

100 Heritage Reserve

Menomonee Falls, WI 53051

(866) 259-3305 Ph.

(866) 671-5539 Fax.

with a copy to:

Wells Capital Management

Attn: Client Administration MAC: A0103-103

525 Market Street, 10th Floor

San Francisco, CA 94105

Ph. (866) 259-3305

Fax (866) 671-5539

Investment Manager:

Paul Mikelson

Vice President, Subadvised Strategies

Columbia Threadneedle Investments

707 2nd Ave. S, Routing: H17 435

Minneapolis, MN 55402

Tel: (612) 671-4452

Fax: (612) 671-0618

with a copy to:

Christopher O. Petersen

Vice President and Lead Chief Counsel

Ameriprise Financial, Inc.

5228 Ameriprise Financial Center, Routing: 27/5228

Minneapolis, MN 55474

Tel: (612) 671-4321

Fax: (612) 671-2680

7.	Miscellaneous. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement. This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same agreement. As modified herein, the Agreement is confirmed and remains in full force and effect.

8.	Duration and Termination. Section 9(c) to the Agreement shall be, and hereby is, deleted and replaced with the following:

In the event of termination of the Agreement, those paragraphs of the Agreement which govern conduct of the parties’ future interactions with respect to Subadviser having provided investment management services to the Fund(s) for the duration of the Agreement, including, but not limited to, paragraphs 1(a)(iv)(a), 1(c), 1(d), 1(e), 1(f), 8(a), 8(b), 8(c), 15, 17, 18, 20 and 21 shall survive such termination of the Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Wells Capital Management Incorporated

By:	/s/ David Weiss	By:	/s/ Jennifer L. Kelliher
	Signature		Signature

Name:	David Weiss	Name:	Jennifer L. Kelliher
	Printed		Printed

Title:	Assistant Secretary	Title:	Client Service Manager

AMENDMENT NO. 2

TO THE SUBADVISORY AGREEMENT

SCHEDULE A

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